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                 November 22, 2021

       Kathryn Lever
       Chief Legal Officer
       Lottery.com Inc.
       20808 State Hwy 71 W, Unit B
       Spicewood, Texas 78669

                                                        Re: Lottery.com Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed November 18,
2021
                                                            File No. 333-261183

       Dear Ms. Lever:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Anna Abramson, Staff Attorney, at (202) 551-4969 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Elliott Smith